EXHIBIT 99.1

      VMSI Reports Second Quarter Results; 27% Revenue Growth /
               82% Net Income Increase / Outlook Raised

    TUCSON, Ariz.--(BUSINESS WIRE)--July 16, 2004--Ventana Medical Systems Inc. (Nasdaq: VMSI) today reported sales of $42.3 million for the quarter ending June 30, 2004, representing a 27% increase over second-quarter 2003. Net income for the second quarter was $6.0 million, compared with $3.3 million for the same period in 2003. Diluted earnings per share were $0.34, versus $0.20 in the second quarter of 2003.

    SECOND-QUARTER 2004

    "We continue to be pleased with our progress to date," commented Christopher Gleeson, president and chief executive officer. "We again experienced strong demand for our BenchMark family of instruments with both placements and capital conversions running ahead of our expectations," Gleeson added. "We are also benefiting from menu expansion on our existing base and with the recent launch of new antibody tests for c-Kit and EGFR we see the opportunity for continued growth in reagents and consumables."
    Reagent and other revenues grew 32% versus last year's second quarter. Sequentially, reagent and other revenues were up 9%, and instrument revenues improved by 55%.
    Gross margin was 74% in the quarter, versus 72% in the second quarter of 2003, reflecting the ongoing revenue mix shift to consumables, volume-based manufacturing efficiencies, and pricing. R&D investment was $5.2 million, up 6% versus second quarter 2003. This increase was driven primarily by the company's new platform development programs for the histology market and its reagent chemistry application initiatives for the histology, cytology, and molecular discovery/research businesses.
    The company generated $5.4 million in cash flow from operations for the quarter and $12.8 million year to date. Day's sales outstanding and day's sales in inventory were 55 and 95, respectively, versus 64 and 102 for the same period in 2003. The company repurchased 54,300 common shares for approximately $2.3 million in the quarter and has repurchased 281,900 common shares for approximately $11.5 million since the beginning of 2004. In addition, Ventana's board of directors has authorized the repurchase of a further 1 million shares of common stock.

    YEAR-TO-DATE 2004

    Net sales for the six months ended June 30, 2004, increased to a record $78.8 million from $62.7 million for the same period in 2003. The overall 26% increase was paced by 33% year-over-year reagent and other revenue growth. Gross margins improved 219 basis points, and R&D spending increased by 13%. Year-to-date net income of $8.6 million compared favorably with the $4.7 million of net income reported in the first six-month period of 2003. Year-to-date net income per share improved by $0.20 to $0.48 per fully diluted share from $0.28 for the first six months of 2003.

    CALENDAR YEAR 2004 AND 2005 OUTLOOK

    The company advised it now expects 2004 revenues and diluted earnings per share to be within the range of $159 million to $160 million and $1.15 to $1.17, respectively.
    The company also confirmed it expects 2005 revenues to grow at 20% or better over 2004, with operating margins to reach approximately 20%.

    CONFERENCE CALL

    Ventana will hold a conference call to discuss second-quarter 2004 results and the outlook for the rest of the year at 10 a.m. EST on Friday, July 16, 2004. The call can be accessed live and will be available for replay over the Internet via www.viavid.net.
    Ventana develops, manufactures and markets instrument/reagent systems that automate slide preparation and staining in clinical histology and drug discovery laboratories worldwide. Ventana's clinical systems are important tools used in the diagnosis and treatment of cancer and infectious diseases. Ventana's drug discovery systems are used to accelerate the discovery of new drug targets and evaluate the safety of new drug compounds.

    Any statements made about the company's anticipated financial results are forward-looking statements subject to risks and uncertainties, such as the risks inherent in the development, manufacturing, marketing and sale of medical products, competitive factors, general economic conditions, legal disputes, and government actions as more fully described in Ventana's Annual Report on Form 10-K for the year ended Dec. 31, 2003. Actual results may differ materially from anticipated results.

    Visit the Ventana Medical Systems Inc. Web site at www.ventanamed.com.
    The Molecular Discovery Systems Division has its own Web site at www.ventanadiscovery.com.


                     Ventana Medical Systems Inc.
                 Condensed Consolidated Balance Sheets
                 (in thousands, except per share data)
                              (Unaudited)

                                                 June 30,  Dec. 31,
ASSETS                                             2004      2003
                                                 --------- ---------

Current assets:
   Cash and cash equivalents                      $18,409   $19,711
   Short-term investments                          19,980    19,974
   Trade accounts receivable, net                  28,702    27,398
   Inventories, net                                10,665    10,483
   Prepaid expenses                                   932       594
   Deferred tax assets                              3,243     3,200
   Other current assets                             1,145       967
                                                 --------- ---------
Total current assets                               83,076    82,327
Property and equipment, net                        46,348    42,516
Goodwill                                            2,804     2,804
Intangible assets, net                              4,320     3,982
Other assets                                        5,198     3,983
Deferred tax assets, net of current portion         5,602     5,602
                                                 --------- ---------
Total assets                                     $147,348  $141,214
                                                 ========= =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                               $11,332   $10,081
   Other current liabilities                       18,362    16,304
                                                 --------- ---------
Total current liabilities                          29,694    26,385
Long-term debt                                      2,291     2,453
Commitments and Contingencies
Stockholders' equity:
   Common stock - $.001 par value; 50,000 shares
     authorized; 17,287 and 16,709 shares
     issued and outstanding at June 30, 2004 and
     Dec. 31, 2003, respectively                       17        17
   Additional paid-in capital                     160,848   154,395
   Accumulated deficit                            (26,553)  (35,149)
   Accumulated other comprehensive loss              (692)     (171)
   Treasury stock - 532 shares and 250 shares at
    cost at June 30, 2004 and at Dec. 31, 2003,
    respectively                                  (18,257)   (6,716)
                                                 --------- ---------
Total stockholders' equity                        115,363   112,376
                                                 --------- ---------
Total liabilities and stockholders'
 equity                                          $147,348  $141,214
                                                 ========= =========


                    Ventana Medical Systems Inc.
           Condensed Consolidated Statements of Operations
                 (in thousands except per share data)
                             (Unaudited)

                                      Three Months      Six Months
                                         Ended             Ended
                                        June 30,          June 30,
                                       ---------         ---------
                                     2004     2003     2004     2003
                                   -------- -------- -------- --------
Sales:
  Reagents and other               $33,855  $25,726  $64,891  $48,902
  Instruments                        8,461    7,725   13,935   13,809
                                   -------- -------- -------- --------
    Total net sales                 42,316   33,451   78,826   62,711
Cost of goods sold                  11,022    9,357   20,714   17,854
                                   -------- -------- -------- --------
Gross profit                        31,294   24,094   58,112   44,857
Operating expenses:
  Research and development           5,170    4,872   10,320    9,167
  Selling, general and
   administrative                   18,297   15,615   36,550   30,308
  Amortization of intangible
   assets                              328      462      617      919
                                   -------- -------- -------- --------
Income from operations               7,499    3,145   10,625    4,463
Interest and other income               35      215       85      383
                                   -------- -------- -------- --------
Income before taxes                  7,534    3,360   10,710    4,846
Provision for income taxes          (1,541)     (62)  (2,114)    (129)
                                   -------- -------- -------- --------
Net income                          $5,993   $3,298   $8,596   $4,717
                                   ======== ======== ======== ========
Earnings per common share:
          --Basic                    $0.36    $0.20    $0.51    $0.29
                                   ======== ======== ======== ========
          --Diluted                  $0.34    $0.20    $0.48    $0.28
                                   ======== ======== ======== ========
Shares used in computing per
   common share:
          --Basic                   16,723   16,354   16,755   16,358
                                   ======== ======== ======== ========
          --Diluted                 17,870   16,878   17,866   16,766
                                   ======== ======== ======== ========


                    Ventana Medical Systems Inc.
           Condensed Consolidated Statements of Cash Flows
                            (in thousands)
                             (Unaudited)

                                                     Six Months Ended
                                                         June 30,
                                                     -----------------
                                                       2004     2003
                                                     -------- --------
Operating activities:
Net income                                            $8,596   $4,717
Adjustments to reconcile net income to cash
  provided by operating activities:
   Depreciation and amortization                       4,078    4,635
   Changes in operating assets and liabilities            92    3,591
                                                     -------- --------
Net cash provided by operating activities             12,766   12,943

Investing activities:
Purchase of property and equipment                    (7,293)  (3,792)
Purchase of intangible assets, net                      (955)    (193)
Purchases of short-term investments                  (14,120)       -
Proceeds from sale of short-term investments          13,995        -
                                                     -------- --------
Net cash used in investing activities                 (8,373)  (3,985)

Financing activities:
Issuance of common stock                               6,453    1,789
Repayments of debt                                      (162)     (26)
Purchases of common stock for treasury               (11,541)  (1,650)
                                                     -------- --------
Net cash (used in) provided by financing activities   (5,250)     113
Effect of exchange rate change on cash and cash
 equivalents                                            (445)      13
                                                     -------- --------
Net (decrease) increase in cash and cash equivalents  (1,302)   9,084
Cash and cash equivalents, beginning of period        19,711   18,708
                                                     -------- --------
Cash and cash equivalents, end of period             $18,409  $27,792
                                                     ======== ========

    CONTACT: Ventana Medical Systems Inc., Tucson
             Christopher M. Gleeson, 520-229-3787
             Nick Malden, 520-229-3857